Exhibit (a) (1) (vi)

Offer To Purchase For Cash (the “Offer”)

Any and All Outstanding Ordinary Shares

and

Any and All Outstanding American Depositary Shares, each representing one Ordinary Share of

Invitel Holdings A/S

(formerly Hungarian Telephone and Cable Corp.)

at

$4.50 Net per Ordinary Share

and

$4.50 Net per American Depositary Share,

by

Hungarian Telecom (Netherlands) Cooperatief U.A. (the “Offeror”)

an indirect wholly owned subsidiary of certain investment partnerships directly or indirectly advised by

Mid Europa Partners LLP

Acceptance of the sale of ordinary shares, par value €0.01 (the “Invitel Shares”), of Invitel Holdings A/S (“Invitel”)

(To be submitted to the shareholders’ own custodian bank or stockbroker for endorsement and processing)

Acceptance must take place through the shareholders’ custodian bank or stockbroker and must be delivered to the Danish Settlement Agent (as defined below), on or prior to 06:00 a.m. (Central European Time) on January 8, 2010, unless the Offer is extended (the “Expiration Date”).

The undersigned represents that the Invitel Shares sold are free from any and all charges, liens and other encumbrances.

Subject to the terms set out in the Offer made by the Offeror on December 7, 2009, I/we the undersigned hereby accept the Offer and place an order for sale of the following number of Invitel Shares (CUSIP: K49769100):

I/We permit the effectuation of the sale by the transfer of the Invitel Shares from my/our custodian account with:

Custodian bank or stockbroker:	VP-account:

The proceeds from the Invitel Shares sold must be transferred to:

Bank:	Registration No./Account No.:

Information about the selling shareholder and signature:

Name:
Address:
City and postcode:	Telephone:
Date:	Signature:

The undersigned custodian bank or stockbroker agrees to transfer the above Invitel Shares to Nordea Bank Danmark A/S, Securities Operations (the “Danish Settlement Agent”), if the Offeror determines in its sole discretion that this acceptance form is in accordance with the Offer of December 7, 2009 for the acquisition of Invitel Shares.

Registration no.:	CD-identification:
Company stamp and signature:

The custodian bank shall on or prior to the Expiration Date

notify the acceptance of the Offer to:

Nordea Bank Danmark A/S, Securities Operations

By Mail or by Hand:

Nordea Bank Danmark A/S, Securities Operations Helgeshøj Alle 33 Securities Operations/HH 6.1/ 2630 Taastrup, Denmark Phone: +45 3333 5092 Email: corpact@nordea.com

By Facsimile Transmission:

+45 3333 3182